Exhibit 99.1

Embrace Change Acquisition Corp. Receives Additional Staff Determination Notice from Nasdaq Related to Delayed Quarterly Report

SAN DIEGO, Sept. 07, 2024 (GLOBE NEWSWIRE) -- Embrace Change Acquisition Corp. (Nasdaq: EMCG, EMCGW, EMCGU, EMCGR) (“Embrace Change” or the “Company”), announced today that on September 5, 2024, it received an additional staff determination notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is delinquent in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Form 10-Q”) and that this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. The failure to timely file the 10-Q is a violation of Nasdaq Listing Rule 5250(c)(1).

Embrace Change is actively working to complete and file the delayed Form 10-Q. In accordance with the timeline established previously by the Nasdaq hearings panel, the Company aims to regain compliance with Nasdaq’s listing requirements by September 30, 2024, by completing all required filings.

This announcement is being made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Embrace Change Acquisition Corp.

Embrace Change Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and its ability to regain compliance with Nasdaq listing requirements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

contact@embracechange.top